EXHIBIT 8.1

LIST OF SUBSIDIARIES OF YANZHOU COAL MINING COMPANY LIMITED

As of May 31, 2008, we own the following subsidiaries:

Name of Subsidiary	Country of incorporation/ registration and operation	Issued and fully paid capital/ registered capital		Proportion of registered capital/issued share capital held by the Company		Proportion of voting power held	Principal activities
				Directly	Indirectly
Yanmei Heze Nenghua Company Limited	PRC	RMB	600,000,000	96.67%	—	96.67%	Coal mining business
Yancoal Australia Pty Limited	Australia	AUD	64,000,000	100%	—	100%	Investment holding
Austar Coal Mine Pty Limited	Australia	AUD	64,000,000	—	100%	100%	Coal mining business
Shandong Yanmei Shipping Co., Ltd.	PRC	RMB	5,500,000	92%	—	92%	Transportation via rivers and lakes and the sales of coal and construction materials
Yanzhou Coal Yulin Nenghua Company Limited	PRC	RMB	800,000,000	97%	—	97%	Development of 600,000 tonne methanol project
Zhongyan Trading Co., Ltd. of Qingdao Bonded Area	PRC	RMB	2,100,000	52.38%	—	52.38%	Trading and processing of mining machinery
Yanzhou Coal Shanxi Nenghua Company Limited	PRC	RMB	600,000,000	100%	—	100%	Investment holding
Shanxi Heshun Tianchi Energy Company Limited	PRC	RMB	90,000,000	—	79.68%	78.09%	Coal mining business
Shanxi Tianhao Chemicals Company Limited	PRC	RMB	150,000,000	—	97.85%	95.89%	Development of methanol project